EXHIBIT 99.1


                         [LOGO OF CARVER BANCORP, INC.]


Contact:   David Lilly / Joseph Kuo                William Gray
           Kekst and Company                       Carver Bancorp, Inc.
           (212) 521-4800                          (212) 360-8840

             CARVER BANCORP, INC. ANNOUNCES FISCAL YEAR 2005 RESULTS

     REPORTS EPS OF $0.15 AND $1.03 FOR THE FOURTH QUARTER AND FISCAL YEAR,
               RESPECTIVELY ANNOUNCES QUARTERLY DIVIDEND OF $0.07

NEW YORK, NEW YORK, APRIL 28, 2005 - Carver Bancorp, Inc. (the "Company" or "Carver") (AMEX: CNY), the holding company for Carver Federal Savings Bank (the "Bank"), today announced its results of operations for the three- and twelve-month periods ended March 31, 2005 ("fiscal 2005").The Company reported net income available to common stockholders for the three-month period ended March 31, 2005 of $392,000 and diluted earnings per share of $0.15 compared to the same period last year of $1.0 million and $0.42, respectively. For fiscal 2005 net income available to common stockholders was $2.5 million and diluted earnings per share was $1.03 compared to the same period last year of $4.6 million and $1.87, respectively.

Commenting on the Company's results, Chairman, President and Chief Executive Officer Deborah C. Wright stated: "In the fourth quarter, Carver's retail banking and lending business units produced solid results, realizing growth in deposits and related fees as well as loan balances. However, this performance was more than offset by margin compression and a reduction in loan fees related to refinancing activity, consistent with industry trends that may continue to have some impact on earnings in the near term. More importantly, our performance was significantly impacted by the expenses of opening a new branch this quarter and the full impact of opening three branches over the last 15 months. In addition, as previously announced, we recorded one-time severance and related charges in the quarter in connection with changes to our management team. We have realigned the team's responsibilities to enhance efficiency, and are finalizing a plan to aggressively outsource operations where cost savings can be realized," said Ms. Wright.

"In a fiercely competitive marketplace, Carver is continuing on a path of prudent growth in order to leverage its unique advantages in urban markets and enable us to continue to thrive. That growth requires investments in products, marketing, technology, physical plant and talent that we are committed to making as a leading community bank. Our customers have made it clear that they need greater access to Carver's products and services. We have responded by opening three new branches and three new 24/7 ATM centers in high-traffic locations in the last 15 months--a 60% increase in branches and a 120% increase in delivery channels. While this investment in our future franchise value, as well as an acquisition we pursued to provide greater scale that was unrealized, increased operating expenses substantially during the quarter and the fiscal year, our organic growth strategy is already bearing fruit," said Ms. Wright.

Ms. Wright continued, "I am pleased to note that total deposits increased 21% over the fiscal year, including an increase of 9% in core deposits. Importantly, net deposit accounts grew 4%, reversing a two-year downward trend. Checking accounts led the way, increasing 12%, which contributed to a 67% increase in monthly debit card fees during this period. Carver's ATM expansion resulted in ATM fee increases of 20% despite the well-advertised decision of some financial institutions to waive ATM fees. We also increased our lending activities, boosting total mortgage loans by 20%, while maintaining excellent loan quality. We are very pleased with these results and believe these factors point to the advantages that Carver's unique knowledge and relationships in these markets can produce, despite an increasingly competitive marketplace."

 "We are committed to building a more efficient and profitable business that will deliver higher value to our stockholders over the long term. We are working hard to capitalize on our investments over time through the substantial growth of our business. We are committed to and focused on accelerating the growth and profitability of our three new branches as quickly as is consistent with our marketplace. We do not anticipate opening additional branches in fiscal 2006, though we will opportunistically add ATMs to high traffic sites. As we start the new fiscal year we plan to build on the momentum achieved in our lending division with a strong pipeline of new products that will target consumers as well as institutional customers," Ms. Wright concluded.

The Board has declared a $0.07 per share dividend for the quarter ended March 31, 2005. The dividend is payable on May 20, 2005 to holders of record at the close of business on May 6, 2005.

INCOME STATEMENT HIGHLIGHTS

FOURTH QUARTER RESULTS
----------------------
Net income available to common stockholders decreased $649,000, or 62.3%, to $392,000 compared to $1.0 million for the same period last year. An increase in net interest income of $371,000 and a reduction in income tax expense of $357,000 was more than offset by an increase in non-interest expense of $1.3 million.

Net interest income before the provision for loan losses increased by $371,000, or 8.3%, to $4.9 million compared to $4.5 million for the same period last year. Interest income increased $964,000, or 14.5%, compared to the same period last year. Partially offsetting the increase in interest income was an increase in interest expense of $593,000, or 27.7%. Interest income rose primarily as a result of increased mortgage loan balances compared to the same period last year. Interest expense increased as a result of both a higher interest rate environment and an increase in the balance of deposits.

Non-interest income decreased $85,000, or 8.6%, to $901,000 compared to $986,000 for the same period last year. This decline was largely due to a decrease of $111,000 in loan fees and service charges, and a $50,000 lower gain on sale of mortgage loans. Additionally, a $75,000 other-than-temporary charge related to the Company's holdings of IFSB common stock was taken this quarter. Partially offsetting the decrease in non-interest income were increases in depository fees and charges of $84,000 and other income of $69,000, such other income primarily derived from the Bank's investment in a bank owned life insurance program.

Non-interest expense increased $1.3 million, or 34.9%, to $5.2 million for the current quarter compared to $3.8 million for the same period last year. The rise in non-interest expense was largely due to increased employee compensation and benefits expense of $1.0 million. The

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

increase resulted primarily from additions to staff that were required for the recent branch expansions, severance and related costs of $355,000 and additional incentive compensation expenses of $188,000 due to the timing of accruals that were made evenly over each quarter in the prior fiscal year. Net occupancy expense increased $165,000, or 42.3%, to $555,000 compared to $390,000 for the same period last year and equipment expenses rose $70,000, or 18.8%, to $443,000 compared to $373,000 for the same period last year. The increases in occupancy and equipment were primarily due to the opening of three new branches and three new 24/7 ATM centers. Additionally, other non-interest expense increased $75,000 in several expense categories primarily as a result of franchise expansion.

Income before taxes decreased $1.1 million, or 64.4%, to $582,000 compared to $1.6 million for the same period last year. Income taxes decreased $357,000, or 65.3%, to $190,000 compared to $547,000 for the same period last year primarily due to a reduction in the Company's pre-tax income.

FISCAL 2005 RESULTS
Net income available to common stockholders decreased $2.1 million, or 45.4%, to $2.5 million compared to $4.6 million for the same period last year. An increase in net interest income of $1.3 million and a decrease in income tax expense of $975,000 was more than offset by increased non-interest expense of $3.2 million and a decrease in non-interest income of $1.2 million.

Net interest income before the provision for loan losses increased by $1.3 million, or 7.2%, to $18.8 million compared to $17.5 million for the same period last year. Interest income rose $2.3 million, or 8.8%, compared to the same period last year. Partially offsetting the rise in interest income was an increase in interest expense of $1.1 million, or 12.2%. Interest income increased primarily as a result of growth in the mortgage loan portfolio compared to the same period last year. The rise in interest expense resulted primarily from deposit growth used to fund the mortgage loan additions and, to a lesser extent, a higher interest rate environment that resulted in certain deposit rate increases.

The Company did not provide for additional loan loss reserves for the quarter or fiscal year as the Company considers the current overall allowance for loan losses to be adequate.

Non-interest income decreased $1.2 million, or 22.8%, to $4.1 million compared to $5.3 million for the same period last year. The decline in non-interest income was primarily attributable to an other-than-temporary charge related to the Company's holdings of IFSB common stock of $1.5 million, a reduction of $739,000 in loan fees and service charges primarily due to lower mortgage prepayment penalties. Additionally, other non-interest income declined $373,000 compared to the same period last year when a recovery of $558,000 from the recognition of previously unrecognized mortgage loan income was recorded. These declines were partially offset by the receipt of a net $1.1 million grant from the Department of the Treasury's Community Development Financial Institution Fund and an increase of $287,000 in depository fees and charges, primarily ATM fees, debit card income and commissions from the sale of investments and insurance. Additionally, in an effort to reposition its balance sheet and manage interest rate risk, the Bank sold investment securities that generated a net gain of $94,000 and sold certain fixed rate one- to four-family mortgage loans that generated a net gain of $84,000 during fiscal 2005.

Non-interest expense increased $3.2 million, or 20.8%, to $18.7 million compared to $15.5 million for the same period last year. The rise in non-interest expense was largely due to increased employee compensation and benefits expense of $1.9 million. The increase resulted primarily from additions to staff that were required for the recent branch expansions and back office operations, severance and related costs of $355,000 and additional expenses resulting from salary increases and the increased costs of benefits plans. Net occupancy and equipment expenses increased $514,000 and $122,000, respectively, primarily due to the opening of three new branches and three new 24/7 ATM centers. Additionally, included in the fiscal 2005 results is a charge for IFSB merger-related expenses of $847,000. These increases were offset by a decrease of $141,000 in other non-interest expense primarily due to lower consulting fees.

Income before taxes decreased $3.2 million, or 43.2%, to $4.2 million compared to $7.3 million for the same period last year. Income taxes decreased $975,000, or 39.1%, to $1.5 million compared to $2.5 million for the same period last year primarily due to a reduction in the Company's fiscal 2005 pre tax income.

FINANCIAL CONDITION HIGHLIGHTS

At March 31, 2005, total assets increased by $87.6 million, or 16.3%, to $626.4 million compared to $538.8 million at March 31, 2004. The asset growth primarily reflects an increase in total loans receivable, net, of $70.1 million, or 19.9%, as mortgage loan originations and purchases exceeded mortgage loan repayments. Additionally, total securities increased $9.5 million primarily as a result of additional purchases of mortgage-backed securities to collateralize certain deposits. The increase of $7.6 million in other assets primarily reflects the Bank's investment in a bank owned life insurance program and the increase of $2.0 million in office properties and equipment reflects the Bank's investment in new branches and 24/7 ATM centers. The increase in assets was partially offset by a decrease in cash and cash equivalents, as federal funds were re-deployed primarily to fund loan growth.

At March 31, 2005, total liabilities increased by $86.4 million, or 17.5%, to $580.6 million from $494.2 million at March 31, 2004. The increase in liabilities is a result of deposit growth of $79.8 million, or 21.4%, primarily as a result of our new branches, the net addition of $11.0 in borrowings from the Federal Home Loan Bank of New York and a decrease of $4.4 million in other liabilities resulting primarily from the payment of bank checks.

At March 31, 2005, total stockholders' equity increased $1.2 million, or 2.6%, to $45.8 million compared to $44.6 million at March 31, 2004. The increase in total stockholders' equity was primarily attributable to an increase in retained earnings of $1.9 million from net income derived during fiscal 2005. Partially offsetting the increase to stockholder's equity is a decrease of $493,000 in accumulated other comprehensive income related to the mark-to-market of the Bank's available-for-sale securities and net repurchases of the Company's common stock of $263,000.

During the quarter ended March 31, 2005, the Company purchased 22,034 additional shares of its common stock in the open market or through other privately negotiated transactions as part of its stock repurchase program announced on August 6, 2002. Since inception of the stock repurchase program, the Company has purchased 83,584 shares of its common stock in open market transactions at an average price of $17.03 per share. The Company intends to use the repurchased shares to fund its stock-based benefit and compensation plans and for any other purpose the Board of Directors of the Company deems advisable in compliance with applicable law.


ASSET QUALITY

At March 31, 2005, non-performing assets totaled $998,000, or 0.23% of total loans receivable, compared to $2.1 million, or 0.60% of total loans receivable, at March 31, 2004. At March 31, 2005, the allowance for loan losses of $4.1 million was substantially unchanged from March 31, 2004. At March 31, 2005, the ratio of the allowance for loan losses to non-performing loans was 410.7% compared to 194.3% at March 31, 2004 and the ratio of the allowance for loan losses to total loans receivable at March 31, 2005 was 0.96% compared to 1.16% at March 31, 2004.

ANNUAL MEETING DATE ANNOUNCED

The Company will hold its annual meeting of stockholders for fiscal 2005 on September 20, 2005, at a location to be announced.

Carver, the largest African- and Caribbean-American operated bank in the United States, is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank (the "Bank"). The Bank operates eight full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company's website at www.carverbank.com.


STATEMENTS CONTAINED IN THIS NEWS RELEASE, WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF SUCH WORDS AS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "SHOULD," "WILL," "WOULD," "COULD," "MAY," "PLANNED," "ESTIMATED," "POTENTIAL," "OUTLOOK," "PREDICT," "PROJECT" AND SIMILAR TERMS AND PHRASES, INCLUDING REFERENCES TO ASSUMPTIONS. FORWARD-LOOKING STATEMENTS ARE BASED ON VARIOUS ASSUMPTIONS AND ANALYSES MADE BY THE COMPANY IN LIGHT OF MANAGEMENT'S EXPERIENCE AND ITS PERCEPTION OF HISTORICAL TRENDS, CURRENT CONDITIONS AND EXPECTED FUTURE DEVELOPMENTS, AS WELL AS OTHER FACTORS BELIEVED TO BE APPROPRIATE UNDER THE CIRCUMSTANCES. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS WHICH COULD RESULT IN MATERIAL VARIATIONS INCLUDE, WITHOUT LIMITATION, THE COMPANY'S SUCCESS IN IMPLEMENTING ITS INITIATIVES, INCLUDING EXPANDING ITS PRODUCT LINE, ADDING NEW BRANCHES AND ATM CENTERS, SUCCESSFULLY RE-BRANDING ITS IMAGE AND ACHIEVING GREATER OPERATING EFFICIENCIES; INCREASES IN COMPETITIVE PRESSURE AMONG FINANCIAL INSTITUTIONS OR NON-FINANCIAL INSTITUTIONS; LEGISLATIVE OR REGULATORY CHANGES WHICH MAY ADVERSELY AFFECT THE COMPANY'S BUSINESS OR INCREASE THE COST OF DOING BUSINESS; TECHNOLOGICAL CHANGES WHICH MAY BE MORE DIFFICULT OR EXPENSIVE THAN WE ANTICIPATE; CHANGES IN INTEREST RATES WHICH MAY REDUCE NET INTEREST MARGINS AND NET INTEREST INCOME; CHANGES IN DEPOSIT FLOWS, LOAN DEMAND OR REAL ESTATE VALUES WHICH MAY ADVERSELY AFFECT THE COMPANY'S BUSINESS; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES WHICH MAY CAUSE THE COMPANY'S CONDITION TO BE PERCEIVED DIFFERENTLY; LITIGATION OR OTHER MATTERS BEFORE REGULATORY AGENCIES, WHETHER CURRENTLY EXISTING OR COMMENCING IN THE FUTURE, WHICH MAY DELAY THE OCCURRENCE OR NON-OCCURRENCE OF EVENTS LONGER THAN ANTICIPATED; THE ABILITY OF THE COMPANY TO ORIGINATE AND PURCHASE LOANS WITH ATTRACTIVE TERMS AND ACCEPTABLE CREDIT QUALITY; AND GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR LOCALLY IN SOME OR ALL AREAS IN WHICH THE COMPANY DOES BUSINESS, OR CONDITIONS IN THE SECURITIES MARKETS OR THE BANKING INDUSTRY WHICH COULD AFFECT LIQUIDITY IN THE CAPITAL MARKETS, THE VOLUME OF LOAN ORIGINATION, DEPOSIT FLOWS, REAL ESTATE VALUES, THE LEVELS OF NON-INTEREST INCOME AND THE AMOUNT OF LOAN LOSSES. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS NEWS RELEASE ARE MADE AS OF THE DATE OF THIS REPORT, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT ACTUAL RESULTS, CHANGES IN ASSUMPTIONS OR CHANGES IN OTHER FACTORS AFFECTING SUCH FORWARD-LOOKING STATEMENTS OR TO UPDATE THE REASONS WHY ACTUAL RESULTS COULD DIFFER FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. YOU SHOULD CONSIDER THESE RISKS AND UNCERTAINTIES IN EVALUATING FORWARD-LOOKING STATEMENTS AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS.

                                      # # #

                                              CARVER BANCORP, INC. AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                (In thousands, except share data)

                                                                                              MARCH 31,           MARCH 31,
                                                                                                2005                 2004
                                                                                          ------------------   -----------------
ASSETS
    Cash and cash equivalents:
    Cash and due from banks                                                                        $ 13,020            $ 11,574
    Federal funds sold                                                                                6,800               8,200
    Interest Earning Deposits                                                                           600               3,000
                                                                                          ------------------   -----------------
         Total cash and cash equivalents                                                             20,420              22,774
Securities:
     Available-for-sale, at fair value (including pledged as collateral
       of $112,503 at March 31, 2005 and $82,325 at March 31, 2004 )                                118,033              96,403
     Held-to-maturity, at amortized cost (including pledged as collateral of $30,900 at March 31, 2005 and $42,189 at March 31, 2004; fair value of
        $31,310 at March 31, 2005 and $43,794 at March 31, 2004 )                                    31,302              43,474
                                                                                          ------------------   -----------------
          Total securities                                                                          149,335             139,877
Loans receivable:
     Real estate mortgage loans                                                                     424,387             350,015
     Consumer and commercial business loans                                                           1,697               6,010
     Allowance for loan losses                                                                       (4,097)             (4,125)
                                                                                          ------------------   -----------------
          Total loans receivable, net                                                               421,987             351,900
Office properties and equipment, net                                                                 13,658              11,682
Federal Home Loan Bank of New York stock, at cost                                                     5,125               4,576
Accrued interest receivable                                                                           2,702               2,489
Other assets                                                                                         13,150               5,532
                                                                                          ------------------   -----------------
          Total assets                                                                            $ 626,377           $ 538,830
                                                                                          ==================   =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Deposits                                                                                     $ 453,454           $ 373,665
     Advances from the Federal Home Loan Bank of New York and other borrowed money                  115,299             104,282
     Other liabilities                                                                               11,823              16,238
                                                                                          ------------------   -----------------
          Total liabilities                                                                         580,576             494,185
Stockholders' equity:
     Preferred stock (par value $0.01 per share; 1,000,000 shares authorized; 0 issued and outstanding
        at March 31, 2005 and 100,000 issued and outstanding at March 31, 2004)                           -                   1
     Common stock (par value $0.01 per share: 10,000,000 shares authorized;
        2,524,691 and 2,316,358 shares issued at March 31, 2005 and March 31, 2004, respectively; 2,501,338 and 2,285,267 outstanding at March 31, 2005 and
        March 31, 2004, respectively)                                                                    25                  23
     Additional paid-in capital                                                                      23,937              23,882
     Retained earnings                                                                               22,748              20,892
     Unamortized awards of common stock under  management recognition plan                             (128)                (21)
     Treasury stock, at cost (23,353 shares at March 31, 2005
        and 31,091 shares at March 31, 2004)                                                           (546)               (390)
     Accumulated other comprehensive income                                                            (235)                258
                                                                                          ------------------   -----------------
          Total stockholders' equity                                                                 45,801              44,645
                                                                                          ------------------   -----------------
     Total liabilities and stockholders' equity                                                   $ 626,377           $ 538,830
                                                                                          ==================   =================


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

                                               CARVER BANCORP, INC. AND SUBSIDIARIES
                                                 CONSOLIDATED STATEMENTS OF INCOME
                                               (In thousands, except per share data)


                                                                 Three Months Ended                Twelve Months Ended
                                                                      March 31,                         March 31,
                                                           -------------------------------   --------------------------------

                                                               2005             2004              2005             2004
                                                           --------------   --------------   ---------------  ---------------
Interest Income:
   Loans                                                         $ 6,043          $ 5,165          $ 22,940         $ 20,117
   Total securities                                                1,470            1,444             5,432            5,950
   Federal funds sold                                                 84               24               174              167
                                                           --------------   --------------   ---------------  ---------------
     Total interest income                                         7,597            6,633            28,546           26,234

Interest expense:
   Deposits                                                        1,569            1,089             5,455            4,649
   Advances and other borrowed money                               1,168            1,055             4,303            4,051
                                                           --------------   --------------   ---------------  ---------------
     Total interest expense                                        2,737            2,144             9,758            8,700

     Net interest income                                           4,860            4,489            18,788           17,534

Provision for loan losses                                              -                -                 -                -
                                                           --------------   --------------   ---------------  ---------------
     Net interest income after provision for loan losses           4,860            4,489            18,788           17,534

Non-interest income:
   Depository fees and charges                                       556              472             2,212            1,925
   Loan fees and service charges                                     321              432             1,868            2,607
   Gain on sale of securities                                          -                -                94               31
   Impairment of securities                                          (75)               -            (1,547)               -
   Gain on sale of loans                                              10               60                84              116
   Gain on sale of fixed assets                                        -                2                 -                2
   Grant income                                                        -                -             1,140                -
   Other                                                              89               20               224              597
                                                           --------------   --------------   ---------------  ---------------
      Total non-interest income                                      901              986             4,075            5,278

Non-interest expense:
   Employee compensation and benefits                              3,026            1,995             9,461            7,587
   Net occupancy expense                                             555              390             1,957            1,443
   Equipment                                                         443              373             1,608            1,486
   Merger related expenses                                             -                -               847                -
   Other                                                           1,155            1,080             4,823            4,964
                                                           --------------   --------------   ---------------  ---------------
      Total non-interest expense                                   5,179            3,838            18,696           15,480

      Income before income taxes                                     582            1,637             4,167            7,332
Income taxes                                                         190              547             1,518            2,493
                                                           --------------   --------------   ---------------  ---------------
      Net income                                                   $ 392          $ 1,090           $ 2,649          $ 4,839
                                                           ==============   ==============   ===============  ===============

Dividends applicable to preferred stock                              $ -             $ 49             $ 114            $ 197

      Net income available to common stockholders                  $ 392          $ 1,041           $ 2,535          $ 4,642
                                                           ==============   ==============   ===============  ===============

Earnings per common share:
       Basic                                                      $ 0.16           $ 0.45            $ 1.06           $ 2.03
                                                           ==============   ==============   ===============  ===============
       Diluted                                                    $ 0.15           $ 0.42            $ 1.03           $ 1.87
                                                           ==============   ==============   ===============  ===============


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
                                            CARVER BANCORP, INC. AND SUBSIDIARIES
                                                     SELECTED KEY RATIOS
                                                         (Unaudited)

                                                                 THREE MONTHS ENDED               TWELVE MONTHS ENDED
KEY OPERATING RATIOS:                                                MARCH 31,                         MARCH 31,
                                                            ----------------------------     -----------------------------
                                                                2005             2004            2005             2004
                                                            -------------    -----------     -------------    ------------
Return on average assets (1)                                    0.25 %           0.83 %          0.45 %           0.93
Return on average equity (2)                                    3.39            10.07            5.80            11.40
Interest rate spread (3)                                        3.20             3.48            3.26             3.40
Net interest margin (4)                                         3.35             3.63            3.41             3.56
Operating expenses to average assets (5)                        3.35             2.91            3.21             2.97
Equity-to-assets (6)                                            7.31             8.29            7.31             8.29
Efficiency ratio (7)                                           89.90            70.09           81.77            67.86
Average interest-earning assets to
  interest-bearing liabilities                                  1.08             1.08            1.09             1.09


ASSET QUALITY RATIOS:                                                    MARCH 31,
                                                                 -------------------------
                                                                   2005             2004
                                                                 ----------      ---------
Non performing assets to total assets (8)                          0.16             0.39
Non performing assets to total loans receivable (8)                0.23             0.60
Allowance for loan losses to total loans receivable                0.96             1.16
Allowance for loan losses to non-performing loans (8)             410.7            194.3



(1) Net income divided by average total assets, annualized
(2) Net income divided by average total equity, annualized
(3) Combined weighted average interest rate earned less combined weighted average interest rate cost
(4) Net interest income divided by average interest-earning assets annualized
(5) Non-interest expenses less loss on foreclosed real estate divided by average total assets, annualized. Excluding merger related expenses the ratio would be 3.06% for the year
(6) Total equity divided by assets at period end
(7) Operating expenses divided by sum of net interest income plus non-interest income. Excluding the Independence stock impairment charge, grant income and merger related expenses, the ratio would be 88.74% and 76.70% for the quarter and year, respectively
(8) Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due and property acquired in settlement of loans